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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            ROYAL APPLIANCE MFG. CO.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NOT APPLICABLE
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

[Royal Appliance Logo]
                                                  [Dirt Devil Trademark]

                            ROYAL APPLIANCE MFG. CO.
                                CLEVELAND, OHIO

To Our Shareholders:

     You are cordially invited to attend the 1999 annual meeting of shareholders of Royal Appliance Mfg. Co. to be held at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, on Tuesday, April 27, 1999, at 10:00 a.m. local time. We are pleased to enclose the notice of our annual shareholders meeting, together with a Proxy Statement, a Proxy and an envelope for returning the Proxy.

     The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Meeting and Proxy Statement.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend personally, please complete and mail the enclosed proxy card in the enclosed return envelope. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

     If you have any questions or need assistance in how to vote your shares, please call our proxy solicitor, Morrow & Co., Inc. at (212) 754-8000. Your time and attention to this letter and the accompanying Proxy Statement and Proxy is appreciated.

                                             Sincerely,

                                             Michael J. Merriman
                                             Chief Executive Officer

March 26, 1999

[Royal Applicance Logo]
                                                  [Dirt Devil Trademark]

                            ROYAL APPLIANCE MFG. CO.
                                CLEVELAND, OHIO

                     NOTICE OF ANNUAL SHAREHOLDERS MEETING
                           TO BE HELD APRIL 27, 1999

     The annual meeting of shareholders of Royal Appliance Mfg. Co., an Ohio corporation ("Company"), will be held on Tuesday, April 27, 1999 at 10:00 a.m. local time, at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, for the following purposes:

     1. To elect three Class II Directors for a term expiring in 2001.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as auditors of the Company for 1999.

     3. To transact such other business that is properly brought before the meeting.

     Only holders of the Common Shares of record on the books of the Company at the close of business on March 12, 1999 will be entitled to vote at the meeting.

     YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, DATE AND SIGN YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Any shareholder attending the meeting may vote in person even if the shareholder returned a Proxy.

                                             By Order of the Board of Directors

                                             Richard G. Vasek
                                             Secretary

Cleveland, Ohio
March 26, 1999

     THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF
      DIRECTORS OF THE COMPANY, CAN BE RETURNED IN THE ENCLOSED ENVELOPE,
           WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT

     Proxies in the accompanying form are being solicited by the Board of Directors of the Company for use at the annual meeting of shareholders on Tuesday, April 27, 1999, or at any adjournment thereof. The meeting will be held at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, at 10:00 a.m. local time. The Proxy Statement and the form of Proxy are being mailed to shareholders commencing on or about March 26, 1999.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

     Any shareholder who executes and returns a Proxy may revoke the same at any time before it is exercised by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a Proxy.

RECORD DATE AND VOTING

     Shareholders of record at the close of business on March 12, 1999 (the "Record Date") are entitled to notice of and to vote at the meeting. Holders of the Common Shares of record as of the close of business on the Record Date, or their proxies, are entitled to one vote per Common Share. At the Record Date, 19,045,024 Common Shares of the Company were issued and outstanding.

     Proxies properly signed and returned to the Company, in blank or without voting instructions, will be voted "FOR" the three Director nominees named herein, and ratification of the appointment of PricewaterhouseCoopers LLP as auditors of the Company for 1999.

     The three candidates for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained, and, consequently, will have no effect on the outcome of the vote.

SOLICITATION

     The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Morrow & Co., Inc. to aid in the solicitation of Proxies. The Company estimates that it will pay Morrow & Co., Inc. a fee of approximately $5,000 for its services, plus out-of-pocket expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Proposals of shareholders which are intended to be presented by such shareholders at the Company's next annual meeting of shareholders to be held in 2000 must be received by the Company no later than November 26, 1999, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

     The Board of Directors is divided into two classes, each of whose members serve for a staggered two-year term. The Board is comprised of three Class I Directors and three Class II Directors. The current term of the Class II Directors ends upon the election of Class II Directors at this annual meeting. The term of the Class I Directors will end upon the election of Class I Directors at the 2000 annual meeting of shareholders.

     The Board of Directors has nominated Messrs. Nalley, Richey and Schneeberger to stand for reelection as the Class II Directors for a two-year term. The two-year term will end upon the election of Class II Directors at the 2001 annual meeting of shareholders.

     At the annual meeting, the Common Shares represented by valid Proxies, unless otherwise specified, will be voted to reelect the Class II Directors. Each individual nominated for election as a Director of the Company has agreed to serve if elected. However, if any nominee becomes unable or unwilling to serve if elected, the Proxies will be voted for the election of such other person as may be recommended by the Board of Directors. The Board of Directors has no reason to believe that the persons listed as nominees will be unable or unwilling to serve.

     The Board of Directors recommends that each shareholder vote "FOR" the Board of Directors' nominees.

                      NOMINEES FOR TERMS EXPIRING IN 2001

                                                                                          DIRECTOR
            NAME OF DIRECTOR              AGE             PRINCIPAL OCCUPATION             SINCE
            ----------------              ---             --------------------            --------
E. Patrick Nalley.......................  79    Director of Invacare Corporation            1981
Joseph B. Richey II.....................  61    President of Invacare Technologies          1994
R. Louis Schneeberger...................  44    Chief Financial Officer and Director of     1991
                                                Olympic Steel, Inc.

     E. PATRICK NALLEY has served as a Director of the Company since the Company's formation in 1981. In 1992, Mr. Nalley retired from his positions as Executive Vice President of Sales and Assistant to the President of Invacare Corporation, a provider of home health care medical equipment, which he held since 1987. Mr. Nalley also serves as a Director of Invacare Corporation.

     JOSEPH B. RICHEY II has served as a Director of the Company since July 1994. Since 1992, Mr. Richey has been President -- Invacare Technologies and Senior Vice President -- Total Quality Management for Invacare Corp., having previously served as General Manager -- North American Operations of Invacare Corp. Mr. Richey is also a Director of Invacare Corporation, Steris Corporation and Unique Mobility Inc.

     R. LOUIS SCHNEEBERGER has served as Chairman of the Board since July 1995 and as a Director of the Company since August 1991. He has served since 1987 as Chief Financial Officer and as a Director of Olympic Steel, Inc., a leading North American steel service center. Mr. Schneeberger also serves as a Trustee and the Treasurer of the Achievement Center for Children, a non-profit corporation focusing on children with disabilities and serves on the Business Advisory Council for Kent State University.

                    DIRECTORS WHOSE TERMS TO EXPIRE IN 2000

                                                                                          DIRECTOR
            NAME OF NOMINEE               AGE             PRINCIPAL OCCUPATION             SINCE
            ---------------               ---             --------------------            --------
Jack Kahl Jr............................  58    Chief Executive Officer of Manco, Inc       1995
Michael J. Merriman.....................  42    Chief Executive Officer and President of    1993
                                                the Company
John P. Rochon..........................  47    Chairman of the Richmont Corporation and    1995
                                                Chief Executive Officer of Mary Kay
                                                Holding Corporation

     JACK KAHL JR. has served as a Director of the Company since September 1995. Mr. Kahl has been Chief Executive Officer of Manco, Inc., since 1971. Manco, Inc., markets and manufactures pressure sensitive tapes, home weatherization products, and mailing and shipping supplies. Mr. Kahl is also a Director of Applied Industrial Technologies, Inc.

     MICHAEL J. MERRIMAN has served as a Director of the Company since October 1993. Mr. Merriman was appointed Chief Executive Officer in July 1995 and President and Chief Operating Officer in January 1995. From May 1992 until his appointment as President, he had been Vice President -- Finance, Treasurer and Secretary of the Company.

     JOHN P. ROCHON has served as a Director of the Company since September 1995. Mr. Rochon has been Chairman of the Richmont Corporation since 1990, and Chief Executive Officer of Mary Kay Holding Corporation since 1991. Mr. Rochon is also a Director of Nu-Kote Holding, Inc.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors of the Company held five meetings during the fiscal year ended December 31, 1998. The Board of Directors has an Audit Committee, a Compensation Committee, and a Corporate Governance Committee. The Audit Committee and the Compensation Committee each held two meetings during 1998 while the Corporate Governance Committee met once during 1998. The Committees receive their authority and assignments from the Board of Directors and report to the Board of Directors.

     All of the current Directors attended at least 75% of the Board and applicable committee meetings held during 1998. In addition to holding regular committee meetings, the Board members also reviewed and considered matters and documents and communicated with each other wholly apart from the meetings. Several actions were taken by unanimous written consent.

     Jack Kahl Jr., E. Patrick Nalley, and R. Louis Schneeberger are members of the Audit Committee. The Audit Committee recommends the engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors. The Committee also reviews and evaluates the Company's accounting principles and its system of internal accounting controls.

     E. Patrick Nalley, Joseph B. Richey II, and John P. Rochon are members of the Compensation Committee. The Compensation Committee reviews and approves the Company's executive compensation policy, makes recommendations concerning the Company's employee benefit policies, and has authority to administer the Company's stock option plans.

     Jack Kahl Jr., E. Patrick Nalley, Joseph B. Richey II, John P. Rochon, and
R. Louis Schneeberger are members of the Corporate Governance Committee. The functions of the Committee are to review and evaluate the performance of the Chief Executive Officer, changes or potential changes in corporate control, and all public policy issues affecting the Company. In addition, the Committee identifies and recommends to the Board of Directors candidates for membership on the Board of Directors and reviews and evaluates all shareholder proposals. Shareholders wishing to suggest nominees for election to the Board at the 2000 annual meeting may do so by providing written notice to the Company in care of Richard G. Vasek, Secretary, no later than November 26, 1999.

                           COMPENSATION OF DIRECTORS

     Each Director who is not an employee of the Company receives a director's fee in the amount of $16,000 per annum for up to four meetings, and reimbursement for out-of-pocket expenses incurred in connection with attending such meetings. An additional $4,000 is paid for attending board meetings, if any, in excess of four meetings in any one year and $2,000 is paid for attendance at any committee meeting held on a day other than a day of a Directors' meeting. Each non-employee Director also received options to purchase 20,000 Common Shares upon joining the Board of Directors. In February 1995, the then current non-employee Directors were granted options for an additional 30,000 Common Shares at an option price equal to the fair market value of the shares on the date of grant. Options granted to Directors are exercisable for a period of ten years and become exercisable in 20% increments on each anniversary of the date of grant commencing with the first anniversary.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth each person or entity who has beneficial ownership of 5% or more of the outstanding Common Shares of the Company on March 12, 1999, based upon information furnished to the Company:

                  NAME AND ADDRESS                    SHARES AND NATURE OF    PERCENTAGE OF TOTAL
                OF BENEFICIAL OWNERS                  BENEFICIAL OWNERSHIP    SHARES OUTSTANDING
                --------------------                  --------------------    -------------------
Richmont Capital Partners I, L.P....................       2,969,900(1)              15.6%
4300 West Grove
Dallas, Texas 75248

John P. Rochon......................................       2,983,400(2)              15.7%
4300 West Grove
Dallas, Texas 75248

E. Patrick Nalley...................................       1,064,000(3)               5.6%
650 Alpha Drive
Cleveland, Ohio 44143

---------------

(1) Based on a Form 4 dated March 7, 1996, filed with the Securities and Exchange Commission.

(2) Mr. Rochon is a general partner of Richmont Capital Partners I, L.P. Amount includes 2,969,900 shares owned by Richmont Capital Partners I L.P., 1,500 shares individually owned by Mr. Rochon, and 12,000 shares which can be acquired by the exercise of stock options.

(3) Based on a Form 4 dated September 30, 1997, filed with the Securities and Exchange Commission. Amount includes 44,000 shares which can be acquired by the exercise of stock options.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the amount of the Company's Common Shares beneficially owned by the Company's Directors, each of the named officers, and all the Directors and Executive Officers as a group as of March 12, 1999.

                                                                             PERCENT OF
                            NAME                               SHARES          TOTAL
                            ----                              ---------      ----------
Jack Kahl Jr................................................    132,000(1)         *
Michael J. Merriman.........................................     51,000            *
E. Patrick Nalley...........................................  1,064,000(1)(2)     5.6%
Joseph B. Richey II.........................................    240,000(1)       1.3%
John P. Rochon..............................................  2,983,400(1)(3)    15.7%
R. Louis Schneeberger.......................................     92,000(1)         *
Gary J. Dieterich...........................................    160,029(1)         *
James A. Holcomb............................................      4,935(1)         *
T. Keith Moone..............................................          0            *
Richard G. Vasek............................................     52,101(1)         *
Directors and Executive Officers as a group (10 persons)....  4,779,465(4)      24.7%

---------------

 * Less than 1%

(1) Includes shares which can be acquired by the exercise of stock options on or prior to sixty days following March 12, 1999 as follows: Mr. Kahl -- 12,000; Mr. Nalley -- 44,000; Mr. Richey -- 40,000; Mr. Rochon -- 12,000; Mr.
    Schneeberger -- 44,000;Mr. Dieterich -- 90,980; Mr. Vasek 48,540.

(2) Includes 1,000,000 shares held of record by Mr. Nalley as Trustee.

(3) Includes 2,969,900 shares beneficially owned by Richmont Capital Partners I, L.P. of which Mr. Rochon is a General Partner.

(4) Includes 291,520 options exercisable within sixty days following March 12, 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Act of 1934, as amended, requires the Company's officers and directors, and persons who own greater than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership to the Securities and Exchange Commission. Officers, directors and more than 10% shareholders are required by the SEC to furnish to the company copies of all
Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during 1998 and Form 5 and amendments thereto furnished to the Company with respect to 1998, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by the Company's officers, directors and greater than 10% shareholders, except as noted above, were timely made.

                        EXECUTIVE OFFICERS' COMPENSATION

     Shown below is information concerning the annual and long-term compensation for services to the Company and its subsidiaries for the years ended December 31, 1998, 1997, and 1996, of those persons (the "Named Executive Officers") who served during 1998 as the Company's Chief Executive Officer and the other four most highly compensated (during 1998) executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                               ANNUAL COMPENSATION                      AWARDS
                                         --------------------------------   -------------------------------
                                                             OTHER ANNUAL     SECURITIES       LONG-TERM       ALL OTHER
                                         SALARY     BONUS    COMPENSATION     UNDERLYING     INCENTIVE PLAN   COMPENSATION
   NAME & PRINCIPAL POSITION      YEAR     ($)       ($)        ($)(2)      OPTIONS/SAR(#)   PAYOUTS($)(3)       ($)(4)
   -------------------------      ----   -------   -------   ------------   --------------   --------------   ------------
Michael J. Merriman               1998   360,000         0        0                  0               0           26,211
  Chief Executive Officer,        1997   342,500   304,483        0                  0           7,851           27,232
  President and Director          1996   325,000   325,325        0            600,000               0           13,008
Gary J. Dieterich                 1998   200,000         0        0                  0               0           14,482
  Senior Vice President --        1997   190,000   159,790        0                  0           5,987           14,333
  Administration                  1996   180,000   155,340        0                  0               0            7,859
Jim A. Holcomb                    1998   200,000         0        0                  0               0           14,243
  Vice President -- Marketing &   1997   190,000   159,790        0                  0               0           13,815
  Strategic Planning              1996   165,000   142,395        0            200,000               0            4,558
T. Keith Moone                    1998   165,000         0        0                  0               0           11,865
  Vice President -- Sales         1997   157,500   132,458        0                  0               0           10,308
                                  1996   150,000    87,225        0            120,000               0            6,953
Richard G. Vasek(1)               1998   116,500         0        0             25,000               0            7,985
  Chief Financial Officer
  Vice President -- Finance

---------------

(1) Mr. Vasek became a Named Executive Officer in 1998. Pursuant to SEC rules, no information regarding his compensation for years prior to his appointment as a Named Executive Officer is required.

(2) Perquisites provided to each of the Named Executive Officers, if any, do not exceed the disclosure thresholds established under the Securities and Exchange Commission rules and are not included in this total.

(3) Amount represents payments made under the Long-Term Incentive Plan established in 1993. The payment represents a pro rata payout based upon an accumulative five year (1993-1997) pre-tax earnings target.

(4) The amounts shown in this column represents payments made to the Company's Defined Contribution Plans ("DCP").

                             OPTION GRANTS IN 1998

     Shown below is information on grants of stock options pursuant to the Company's 1996 Key Executive Long-Term Incentive Plan (the "Stock Option Plan") made in the year ended December 31, 1998, to the Named Executive Officers which are listed in the Summary Compensation Table.

                                                                                              POTENTIAL REALIZABLE
                                                     INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                                -----------------------------------------------------------     ANNUAL RATES OF
                                NUMBER OF                                                         STOCK PRICE
                                SECURITIES    % OF TOTAL                                        APPRECIATION FOR
                                UNDERLYING     OPTIONS                 MARKET                   OPTION TERM (2)
                                 OPTIONS      GRANTED TO    EXERCISE    PRICE                 --------------------
                                 GRANTED     EMPLOYEES IN    PRICE     DATE OF   EXPIRATION
             NAME                (#) (1)     FISCAL YEAR     ($/SH)    GRANTS       DATE       5% ($)     10% ($)
             ----               ----------   ------------   --------   -------   ----------   --------   ---------
Michael J. Merriman...........         0          0.0%                                        $     0    $      0
Gary J. Dieterich.............         0          0.0%                                              0           0
James A. Holcomb..............         0          0.0%                                              0           0
T. Keith Moone................         0          0.0%                                              0           0
Richard G. Vasek..............    25,000         25.0%       $5.50      $5.50     4/27/04      46,763     106,090

---------------

(1) All stock options are exercisable on April 27, 2003, ("5 year cliff vesting") assuming the executive officer remains employed by the Company. The Options expire on April 27, 2004, subject to earlier termination in certain events related to termination of employment. The Stock Option Plan provides that in the event of a "change in control" of the Company, the Compensation Committee can cause all outstanding stock options to be immediately exercisable and may accelerate the termination date of all such options. A "change in control" generally means the occurrence of (i) the acquisition by a person of 20% or more of the Company's Common Shares, (ii) the first purchase of shares pursuant to an exchange or tender offer, or
    (iii) shareholder approval of a merger in which the Company is not the surviving corporation or pursuant to which the Company's shares are converted into cash. See also "Change-in-Control Arrangements" herein.

(2) The dollar amounts set forth in these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price. Using these rates, the total of potential realizable values for the named officers represents .1% of the gain that would be realized by all shareholders of the Company. Based on the number of shares outstanding and the market price on the grant date, the aggregate gain realized by the Company's shareholders assuming a 5% annual rate of stock appreciation for the option term would be in excess of $41 million; a 10% annual rate of stock appreciation would result in a gain in excess of $93 million.

                          AGGREGATED OPTION EXERCISES
                       IN 1998 AND YEAR-END OPTION VALUES

     Shown below is information with respect to the unexercised options to purchase the Company's Common Shares under the Stock Option Plan held by the Named Executive Officers at December 31, 1998. None of the Named Executive Officers exercised any stock options during 1998.

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                               OPTIONS AT FY-END(#)             AT FY-END($)(1)
                            SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
           NAME             ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             ---------------   -----------   -----------   -------------   -----------   -------------
Michael J. Merriman.......         0               0               0         600,000        $    0         $73,063
Gary J. Dieterich.........         0               0          90,980           6,120             0               0
James A. Holcomb..........         0               0               0         200,000             0          24,500
T. Keith Moone............         0               0               0         120,000             0          14,700
Richard G. Vasek..........         0               0          48,540          51,760         6,563           4,375

---------------

(1) Calculated on the basis of the fair market value of the underlying securities at December 31, 1998, minus the exercise price.

              CHANGE-IN-CONTROL AND OTHER EMPLOYMENT ARRANGEMENTS

     The Company has entered into Severance Agreements with the Named Executive Officers that are designed to retain the executives and provide for continuity of management in the event of any actual or threatened change in the control of the Company. Each agreement only becomes operative upon a "Change in Control" as defined in the Agreements. After a Change in Control, if, during the three-year period commencing with the Change in Control, the executive's employment is terminated for reasons other than "cause" (as defined in the Agreement), death or disability, or the executive terminates his employment for "good reason" (as defined in the Agreement), under their respective agreements, the executive shall be entitled to receive a severance amount equal to two to three times (as defined in the Agreement) of his then base salary. All options held by the executives with respect to the Company's common stock will become immediately exercisable upon the date of termination of employment and remain exercisable for a period of 90 days thereafter. Certain other officers were provided similar agreements providing severance payments of one to two years of base salary.

     The Company has entered into an Employment Contract with Mr. Merriman which provides for payment of one year's base salary if his employment is terminated by the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     It is the responsibility of the Compensation Committee to set policy for administering the Company's executive compensation plans and to make recommendations to the Board as appropriate. These plans for Executive Officers include base salaries, incentive compensation, stock options, and any other forms of remuneration.

     The Committee annually reviews in detail all aspects of compensation for the Chief Executive Officer and other executive officers. If the Committee believes that a particular situation warrants outside professional input, the Committee may retain the services of a qualified compensation consulting firm to assist it in the performance of its duties. The Committee reviews the reasonableness of total compensation to officers of the Company, taking into account how the executive compensation of the Company compares to that of executives for its industry peer group (companies included in the Dow Jones Home Furnishings and Appliance Index), as well as to that of other public companies of similar size. The Committee also reviews executive compensation surveys and other data in determining compensation policies.

     Cash compensation is provided to officers through a combination of base salaries and incentive awards under the Company's Management Incentive Plan
(MIP). Based upon the Committee's analysis, base salaries are fixed at levels below or above the average competitive amounts paid to other executives in similar sized public companies and below those of companies included in the Dow Jones Home Furnishings and Appliance Index. Individual salaries may vary somewhat below or above the average, based upon the individual's performance and contribution to Company success, tenure on the job, and specific industry skill. The MIP is highly leveraged such that the higher actual pre-tax earnings are above the minimum thresholds, the higher the MIP award is as a percentage of base salary. At the beginning of each year, the Compensation Committee sets the MIP award percentages and the current year's minimum pre-tax earnings thresholds that serve as the baseline for determining any payout under the MIP. For 1998, the Company did not meet the minimum pre-tax threshold, therefore no MIP bonuses were paid to executive officers.

     The Company has designed its compensation program for officers to provide a strong and direct link between Company performance and executive pay. Each component of executive compensation is evaluated so that, in combination, highly talented executives can be attracted, retained and motivated to consistently improve the financial performance of the Company.

     Mr. Merriman, Chief Executive Officer, participates in the same compensation programs provided to the other executive officers. Mr. Merriman did not receive any MIP bonus for 1998 since the Company did not meet minimum earnings threshold in 1998. The Committee based the 1998 compensation of Mr. Merriman on the policies and procedures described above. Mr. Merriman's base salary was fixed at approximately the average competitive amounts paid to other Chief Executive Officers of similar sized public companies and below those of companies included in the Dow Jones Home Furnishings and Appliance Index.

     Annually, the Committee considers the desirability of granting longer-term incentive awards to the Company's officers under the Company's Stock Option Plans. Except for options granted to Mr. Vasek relating to his increased responsibilites and promotion to Chief Financial Officer, the Committee did not grant any stock options to the Executive Officers during 1998. In 1996, the Committee granted options under the 1996 Key Executive Long-Term Incentive Plan which will vest at the end of five years ("5 year Cliff Vesting"). These grants have escalating exercise prices above the then current market price of the Company's stock provide increasing incentive to these officers only if substantial stock appreciation is actually realized for shareholders, thus providing a direct link between the Company's stock performance and executive compensation.

                               COMPENSATION COMMITTEE
                               Joseph B. Richey II, Chairman
                               E. Patrick Nalley
                               John P. Rochon

     SHAREHOLDER RETURN PERFORMANCE PRESENTATION. Set forth below is a line graph comparing the yearly cumulative total shareholder return on the Company's Common Shares against the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Home Furnishings and Appliance Index for the five-year period ended December 31, 1998.

     The stock price performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
                Among Royal Appliance Mfg. Co., Dow Jones Equity
         Market Index & Dow Jones Home Furnishings and Appliances Index
                        Fiscal Years Ending December 31

                                                    ROYAL APPL. MANU.           DOW JONES EQUITY             D.J. HOME FURN.
                                                    -----------------           ----------------             ---------------
'1993'                                                   100.00                      100.00                      100.00
'1994'                                                    61.00                      101.00                       82.00
'1995'                                                    43.00                      139.00                       93.00
'1996'                                                   120.00                      171.00                       99.00
'1997'                                                   115.00                      229.00                      131.00
'1998'                                                    64.00                      295.00                      140.00

          Royal Appliance Mfg.
- - - -   Co.                          100           61            43            120           115           64
----------------------------------------------------------------------------------------------------------------
          Dow Jones Equity
--        Market Index                 100           101           139           171           229           295
----------------------------------------------------------------------------------------------------------------
          D.J. Home
--  --    Furnishings and
          Appliances Index             100           82            93            99            131           140
----------------------------------------------------------------------------------------------------------------

                                  PROPOSAL TWO
                              INDEPENDENT AUDITORS

     The Board of Directors recommends that you vote "FOR" the ratification of the Board's appointment of PricewaterhouseCoopers LLP as the Company's independent auditors to serve for the fiscal year 1999 or until their successors are selected. The Board's appointment is made upon the recommendation of the Audit Committee. Proxies will be so voted unless the shareholders specify otherwise in their proxies. Proposal two will be adopted if approved by the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. In the event such selection is not ratified, the Board of Directors will reconsider its selection.

     PricewaterhouseCoopers LLP has audited the Company's financial statements for each fiscal year since the fiscal year ended December 31, 1985. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware that any matter other than those listed in the Notice of Meeting is to be presented for action at the meeting. If any of the Board's nominees is unavailable for election as a Director or any other matter should properly come before the meeting, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

                             FINANCIAL INFORMATION

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO THE SECRETARY, ROYAL APPLIANCE MFG. CO., 650 ALPHA DRIVE, CLEVELAND, OHIO 44143, A COPY OF THE COMPANY'S 1998 ANNUAL REPORT OR FORM 10-K WILL BE PROVIDED WITHOUT CHARGE.

March 26, 1999

                           ROYAL APPLIANCE MFG. CO.

                  NOTICE:  1999 ANNUAL MEETING OF SHAREHOLDERS

The 1999 Annual Meeting of Shareholders of Royal Appliance Mfg. Co. will be held on Tuesday, April 27, 1999 at 10:00 a.m. at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio.
                                      LOGO

                          YOUR VOTE IS VERY IMPORTANT

Please sign, date and return your proxy/voting instruction card below. Detach and return the card in the envelope provided.

                                  DETACH CARD
--------------------------------------------------------------------------------

ROYAL APPLIANCE MFG. CO.

The undersigned hereby appoints Michael J. Merriman and R. Louis Schneeberger, with full power of substitution, as proxy to vote the Common Shares of Royal Appliance Mfg. Co. owned by the undersigned at the annual meeting of shareholders to be held April 27, 1999, at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, at 10:00 a.m. local time, and at any adjournment thereof, upon all business that may properly come before the meeting, including the business identified and in the manner indicated on this Proxy and described in the Proxy Statement furnished herewith.

            THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ALL ITEMS.

    1. ELECTION OF DIRECTORS                               WITHHOLD AUTHORITY         [ ]
       FOR all nominees listed below         [ ]           to vote for all nominees listed below
       (except as indicated to the contrary below)

          E. Patrick Nalley, Joseph B. Richey, and R. Louis Schneeberger

   INSTRUCTION: (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
                THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

   -----------------------------------------------------------------------------

   2. RATIFICATION OF THE APPOINTMENT OF AUDITORS

         [ ]  FOR                  [ ]  AGAINST                [ ]  ABSTAIN

                    (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                                  DETACH CARD
--------------------------------------------------------------------------------

PROXY NO.                                                              SHARES

(Continued from the other side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS VOTING FOR ALL ITEMS. SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED AS SPECIFIED. UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL ITEMS.

                                                     Dated................, 1999

                                                     ...........................
                                                     Signature

                                                     ...........................
                                                     Signature

                                                     Please sign exactly as
                                                     name(s) appear on this
                                                     proxy. If joint account,
                                                     each joint owner should
                                                     sign. If signing for a
                                                     corporation or partnership
                                                     or as agent, attorney, or
                                                     fiduciary indicate the
                                                     capacity in which you are
                                                     signing.

 PLEASE SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO
        NATIONAL CITY BANK, P.O. BOX 92301, CLEVELAND, OHIO 44197-1200.